Exhibit 5.1

March 22, 2018
Apricus Biosciences, Inc.
11975 El Camino Real, Suite 300
San Diego, California 92130
Ladies and Gentlemen:
We have acted as local Nevada counsel to Apricus Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (as amended through and including the date hereof, and including the prospectus set forth therein, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of an aggregate of 2,017,362 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), comprising (i) 549,451 shares (the “2015 Subscription Shares”) of Common Stock issued by the Company pursuant to the Subscription Agreements, dated as of February 10, 2015 (the “2015 Subscription Agreements”), by and between the Company and the selling stockholders identified in the Registration Statement party thereto, and up to 274,726 shares of Common Stock (the “2015 Warrant Shares”) issuable upon exercise of warrants (collectively, and as amended by the Amendment to Warrants, dated as of January 12, 2016, and as further amended by the applicable Amendment to Warrant to Purchase Common Stock, dated as of March 21, 2018, the “2015 Warrants”) issued by the Company pursuant to the 2015 Subscription Agreements and (ii) 795,456 shares (together with the 2015 Subscription Shares, the “Subscription Shares”) of Common Stock issued pursuant to the Subscription Agreements, dated as of January 12, 2016 (the “2016 Subscription Agreements” and together with the 2015 Subscription Agreements, the “Subscription Agreements”), by and between the Company and the selling stockholders identified in the Registration Statement party thereto, and up to 397,729 shares of Common Stock (together with the 2015 Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants (as amended by the applicable Amendment to Warrant to Purchase Common Stock, dated as of March 21, 2018, and together with the 2015 Warrants, the “Warrants”) issued by the Company pursuant to the 2016 Subscription Agreements. This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and the Warrant Shares, as contemplated by, and as described in, the Subscription Agreements, the Warrants and the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Subscription Agreements, the Warrants and the Registration Statement.
For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Subscription Agreements, (iii) the Warrants, (iv) the articles of incorporation and bylaws of the Company, each as amended to date, and (v) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have also obtained from officers and other representatives and agents of the Company, and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate for purposes of this opinion letter.
Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each natural person executing any of the documents we reviewed has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete, and (iv) after any issuance of any Warrant Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.
We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.
Based on the foregoing and in reliance thereon, having regard to legal considerations and other information that we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:
1.The Subscription Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

2.The Warrant Shares have been duly authorized by the Company and if, when and to the extent any Warrant Shares are issued in accordance with the terms of, and in the manner contemplated by, the applicable Subscription Agreement(s) and Warrant(s), including the due and proper exercise of such Warrant(s) and payment in full to the Company of the exercise price and other consideration for such Warrant Shares as required thereunder, and in accordance with the proceedings described in, and in the manner contemplated by, the Registration Statement, such Warrant Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

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